ADDENDUM TO THE FACTORING AGREEMENT

between

TARGOBANK AG
Isaac-Fulda-Allee 6, 55124 Mainz, Germany
-hereinafter referred to as "**TBAG**"-

and

Constellium Extrusions Děčín s.r.o.
Ústecká 751/37, 405 02, Děčín V - Rozbělesy, Czech Republic
- hereinafter referred to as "**ORIGINATOR**"-

GE CAPITAL BANK AG (renamed to TARGO Commercial Finance AG and subsequently merged into TBAG with TBAG being its universal successor) and the ORIGINATOR have entered into a Factoring Agreement on 26 June 2015 (hereinafter referred to, and together with, all addenda and any supplementary agreements as the "***Agreement***"). The provisions set out in this addendum will prevail over any conflicting provisions in the *Agreement*. Unless defined otherwise in this addendum, terms in italics have the meaning given to them in Part F (Definitions) of the *Agreement*.

TBAG and the ORIGINATOR wish to amend the *Agreement* as follows with immediate effect:

1. The heading of Clause 24.5 of the Agreement shall be amended and restated as follows:

   "SET-OFF, SETTLEMENT, GENERAL DEDUCTIONS, REIMBURSEMENT CLAIMS"

2. Clause 24.5 of the *Agreement* shall be amended and restated as follows:

   "TBAG is entitled to establish a reserve or (at its choice) demand security deposits from the ORIGINATOR for general potential invoice reductions by *Debtors* or credit notes issued by the ORIGINATOR (hereinafter: "***General Deductions***") as well as in the anticipated amount of the *Reimbursement Claims*. The ORIGINATOR is entitled to provide a security deposit in order to discharge a reserve at any time. TBAG and the ORIGINATOR agree that the reserve for *General Deductions* shall amount to EUR 1,400,000.00. When determining the anticipated amount of the *Reimbursement Claims*, future *Reimbursement Claims* shall also be considered. These are claims that are certain or likely to arise in the future, but which amount and/or time of origination is still uncertain. To the extent that the determination of such claims depends on future events (e.g. development of sales), the amount shall be determined by way of estimate, in the absence of other indicators on the basis of historical data.

   The ORIGINATOR shall keep TBAG continuously informed about agreements with *Debtors* from which *Reimbursement Claims* may arise. Such agreements do not affect the *Eligibility* of *Receivables* if the *Reimbursement Claims* have been secured in accordance with the terms of this Clause 24.5.

   TBAG determines the amount of *Reimbursement Claims* considering all circumstances in its reasonable discretion on a monthly basis, by the end of each month at the latest.

   Immediately after the end of each month, the ORIGINATOR shall demonstrate the anticipated amount of *Reimbursement Claims* in a testable manner.

   The reserve is established by debiting the *Settlement Account* and crediting the *Reserve Account* by the relevant amount. If the anticipated amount of the *Reimbursement Claims* or of the reserve for the *General Deductions* is reduced, the *Reserve Account* will be debited by such reduction and a respective credit will be booked on the *Settlement Account*.

   Security deposits will be provided by payment by the ORIGINATOR to TBAG, whereby the amount is credited to the *Reserve Account* and any dissolution is debited on the *Reserve Account* and credited on the *Settlement Account*.

   The reserve and the security deposit shall primarily secure TBAG against invoice reductions resulting from *General Deductions* as well as set-offs or settlements by Debtors with

TBAG - Stand: 05/2019

K132/XX-XXXXX

   Reimbursement Claims. To the extent that such claims are legally and validly raised, TBAG is entitled to receive the relevant amounts like Debtors' payments.

   In addition, the reserve and the security deposit shall secure any and all existing and future claims which TBAG may have against the ORIGINATOR in connection with their business relationship.

   Clause 24.5 shall apply mutatis mutandis for *Tolling/Pseudo Tolling Reimbursement Claims*."

3. The *Purchase Price Reserve* shall be reduced to zero (0) EUR. The rights of TBAG to increase the *Purchse Price Reserve* in accordance with clause 4.3 shall remain unaffected.

Unless expressly amended by this Addendum, the provisions of the *Agreement* shall remain unaffected.

This addendum is governed by German law. The courts of Mainz, Germany will have jurisdiction.

Should any provisions of this addendum be or become wholly or partly invalid, the validity and effectiveness of the remaining provisions will not be affected thereby. The invalid provision shall be replaced by such valid and effective provision which comes closest to the economic terms that the parties intended. The same principles will apply if this addendum contains a gap.

Mainz, 19.12.2025	Děčín,
TARGOBANK AG	**Constellium Extrusions Děčín s.r.o.**

TBAG - Stand: 05/2019

K132/XX-XXXXX